Exhibit 3(a)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

ONCOR ELECTRIC DELIVERY COMPANY *

Pursuant to the provisions of Articles 4.04 and 10.03 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the corporation is Oncor Electric Delivery Company (the “Corporation”).

ARTICLE TWO

The following amendment to the articles of incorporation was adopted by the sole shareholder of the Corporation effective May 31, 2004. The articles of incorporation are amended to change the name of the Corporation.

The amendment alters or changes Article One of the articles of incorporation, and the full text of Article One is amended to read as follows:

“ARTICLE ONE

The name of the Corporation is TXU Electric Delivery Company.”

ARTICLE THREE

The approval of the Articles of Amendment was duly authorized by all action required by the laws under which Oncor Electric Delivery Company is incorporated and by its constituent documents.

ARTICLE FOUR

These Articles of Amendment shall be effective on May 31, 2004, in accordance with the provisions of Article 10.03 of the Texas Business Corporation Act.

ONCOR ELECTRIC DELIVERY COMPANY

By:	/s/ Diane J. Kubin
Diane J. Kubin
Secretary

*	Filed May 18, 2004; as corrected by Articles of Correction filed August 12, 2004.

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